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                                                                    Exhibit 99.1


Contact: First Union Real Estate Equity and Mortgage Investments
         Neil Koenig, Interim Chief Financial Officer
         (212) 949-1373

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AFFIRMS PURSUIT OF PROPOSED MERGER WITH GOTHAM GOLF CORP.


FOR IMMEDIATE RELEASE - March 18, 2003 - First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) announced today that it has reconfirmed to Gotham Partners, L.P. that it has not been pursuing, and has no present intention of pursuing, an alternative transaction to the proposed merger transaction between First Union and Gotham Golf.

First Union has not requested permission from Gotham Partners to explore alternatives with any person who has made an unsolicited proposal for First Union. The statement to that effect in a letter, dated March 12, 2003, from Gotham Partners to First Union and filed as an exhibit to an amendment to Gotham Partners' 13D filing, is incorrect.

The proposed merger transaction between First Union and Gotham Golf currently is enjoined by an order of the New York State Supreme Court for New York County that has been appealed by both First Union and Gotham Partners. Oral argument with respect to the appeal was held before a judicial panel of the Appellate Division - First Department of the New York State Supreme Court on March 11, 2003. There is no specific timetable for the appellate court to render its decision.

Gotham has informed First Union that it intends to abide by its obligations under the merger agreement in due course if the pending injunction is lifted.

First Union is contractually obligated under the merger agreement to pursue the proposed transaction with Gotham Partners unless a superior proposal is made, that is, an offer consisting of cash or publicly traded securities for more than 90% of First Union's common shares or all or substantially all of First Union's assets that would be more favorable to the holders of the common shares than the transactions with Gotham Partners. The pending litigation does not give First Union the contractual right under the merger agreement to terminate its obligations to complete the transaction. If First Union were to seek to terminate its obligations solely for that reason, First Union could incur liability to Gotham Partners that may include responsibility for the payment of Gotham Partners' expenses for the transaction, which First Union believes may exceed $8 million.
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In the event that, for any reason, the Gotham Golf merger were not consummated, it is the current intention of the Trustees of First Union to continue to operate First Union as an ongoing enterprise and to examine other strategic alternatives only if it deems it appropriate to do so. No alternative transaction would be considered without the Board first conducting a full examination of its strategic alternatives. Furthermore, as previously stated, the First Union Board of Trustees has no present intention of liquidating First Union.

In the proposed merger transaction, holders of First Union common shares would receive for each common share held (i) $1.98 in cash, (ii) a choice of $0.35 in cash or approximately 1/174th of a debt instrument to be issued by a First Union subsidiary with a face value of $100 and which is indirectly secured by First Union's principal real estate assets and (iii) rights to purchase common shares of Gotham Golf Corp. Holders of Preferred Shares would receive preferred shares of Gotham Golf Corp., as provided for under the terms of the Preferred Shares.

The definitive proxy statement/final prospectus has been filed with the Securities and Exchange Commission by First Union, Gotham Golf and SSCC and was mailed to First Union's shareholders on or about November 6, 2002. Investors and security holders may obtain a free copy of the definitive proxy statement/final prospectus and other documents filed by First Union, Gotham Golf and SSCC with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement/final prospectus and these other documents may also be obtained for free from First Union.

The definitive proxy statement/final prospectus filed on October 31, 2002 may be found at the Commission's website under the listings for either Gotham Golf Corp. or Southwest Shopping Centers Co. II, L.L.C.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by First Union with the SEC on Form 10-K, as amended, for its fiscal year ended December 31, 2001.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.